Exhibit 10.2

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT
This AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made as of November 11, 2021 by and between Carlyle Secured Lending III, a Delaware statutory trust (the “Company”), and CSL III Advisor, LLC, a Delaware limited liability company (the “Adviser”), amending and restating, in its entirety, the Investment Advisory Agreement, made as of June 21, 2021, originally between the Company and Carlyle Global Credit Investment Management L.L.C., a Delaware limited liability company (the “Old Adviser”), and subsequently novated from the Old Adviser to the Adviser pursuant to the Novation of Investment Advisory Agreement, effective as of November 11, 2021, by and among the Company, the Old Adviser and the Adviser.
WHEREAS, the Company is a newly organized closed-end management investment fund that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and
WHEREAS, the Adviser is an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and
WHEREAS, the Company desires to retain the Adviser to furnish investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.
NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:
1.Duties of the Adviser.
(a)The Company hereby retains the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Trustees of the Company (the “Board”), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Company’s filings made with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Investment Company Act, and in the Company’s reports to its shareholders (as the same shall be amended from time to time); (ii) in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s declaration of trust and by-laws as the same shall be amended from time to time; and (iii) in accordance with the Investment Company Act and the applicable rules and regulations thereunder. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company; (iii) monitor the Company’s investments; (iv) determine the securities and other assets that the Company will purchase, retain, or sell; (v) perform due diligence on prospective portfolio companies; (vi) assist the Board with its valuation of the Company’s assets, including, if so designated by the Board, performing fair value determinations of the Company’s assets as the Board’s valuation designee; (vii) direct investment professionals of the Adviser to provide managerial assistance to portfolio companies of the Company as requested by the Company, from time to time and (viii) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds. Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to incur debt financing, the Adviser will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the Investment Company Act).
(b)The Adviser hereby accepts such retention as investment adviser and agrees during the term hereof to render the services described herein for the compensation provided herein.
(c)This Agreement is intended to create, and creates, a contractual relationship for services to be rendered by the Adviser acting in the ordinary course of its business and is not intended to create, and does not create, a partnership, joint venture or any like relationship among the parties hereto (or any other parties). The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.
(d)The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act and the rules thereunder with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.
(e)Subject to the prior approval by the Board and the shareholders of the Company to the extent required under the Investment Company Act, the Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company. The Company shall be responsible for any compensation payable to any Sub-Adviser. Any sub-

advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.
2.Company’s Responsibilities and Expenses Payable by the Company.
All investment professionals of the Adviser, and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Company. The Company shall bear all expenses of its operations and transactions, including (without limitation except as noted) those relating to: the Company’s organizational expenses and offering costs relating to the offering of the Company’s common shares of beneficial interest (“Common Shares”) incurred on or prior to the final closing date on which the Company accepts subscription agreements from shareholders of the Company (the “Final Closing Date”) (collectively, the “Organizational and Offering Costs”) (the amount of Organizational and Offering Costs in excess of 0.15% of the Company’s total capital commitments to be paid by the Adviser; it being understood that to the extent the Company’s total capital commitments later increase, the Adviser or its affiliates may be reimbursed by the Company for past payments of excess Organizational and Offering Costs made on the Company’s behalf provided that the total Organizational and Offering Costs borne by the Company do not exceed 0.15% of total capital commitments and provided further that the Adviser or its affiliates may not be reimbursed for payment of excess Organizational and Offering Costs that were incurred more than three years prior to the proposed reimbursement); the costs associated with any offerings of the Company’s Common Shares incurred after the Final Closing Date; the costs associated with any offerings of the Company’s securities other than the Common Shares; calculating individual asset values and the Company’s net asset value (including the cost and expenses of any independent valuation firms); expenses, including travel expenses, incurred by the Adviser, or members of its investment team, or payable to third parties, performing due diligence on prospective portfolio companies and, if necessary, expenses of enforcing the Company’s rights; the base management fee and any incentive fees payable under this Agreement; certain costs and expenses relating to distributions paid on the Company’s shares; administration fees payable under the administration agreement (the “Administration Agreement”) between the Company and Carlyle Global Credit Administration L.L.C. (the “Administrator”) and sub-administration agreements, including related expenses; debt service and other costs of borrowings or other financing arrangements; the allocated costs incurred by the Adviser in providing managerial assistance to those portfolio companies that request it; amounts payable to third parties relating to, or associated with, making or holding investments; the costs associated with subscriptions to data service, research-related subscriptions and expenses and quotation equipment and services used in making or holding investments; transfer agent and custodial fees; costs of hedging; commissions and other compensation payable to brokers or dealers; federal and state registration fees; any U.S. federal, state and local taxes, including any excise taxes; independent trustee fees and expenses; costs of preparing financial statements and maintaining books and records, costs of preparing tax returns, costs of Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”), compliance and attestation and costs of filing reports or other documents with the SEC (or other regulatory bodies), and other reporting and compliance costs, including registration and listing fees, and the compensation of professionals responsible for the preparation or review of the foregoing; the costs of any reports, proxy statements or other notices to the Company’s shareholders (including printing and mailing costs), the costs of any shareholders’ meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters; the costs of specialty and custom software for monitoring risk, compliance and overall portfolio, including any development costs incurred prior to the filing of the Company’s election to be regulated as a BDC; the Company’s fidelity bond; trustees and officers/errors and omissions liability insurance, and any other insurance premiums; indemnification payments; direct fees and expenses associated with independent audits, agency, consulting and legal costs; the Company’s fees and expenses related to any Liquidity Event and/or Exchange Transaction (as such terms are defined in the Company’s private placement memorandum, as amended, restated and/or supplemented as of the date of this Agreement); and all other expenses incurred by either the Administrator or the Company in connection with administering its business, including payments under the Administration Agreement for administrative services that will be equal to an amount that reimburses the Administrator for its costs and expenses and the Company’s allocable portion of overhead incurred by the Administrator in performing its obligations under the Administration Agreement, including, compensation paid to or compensatory distributions received by its officers (including its Chief Financial Officer and Chief Compliance Officer) and any of their respective staff who provide services to the Company, operations staff who provide services to the Company, and any internal audit staff, to the extent internal audit performs a role in the Company’s Sarbanes-Oxley internal control assessment.
3.Compensation of the Adviser.
The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth.  The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.

(a)The Base Management Fee shall be calculated at an annual rate of 1.50% of the Company’s gross assets, which for all purposes hereunder shall (i) be determined on a consolidated basis in accordance with generally accepted accounting principles in the United States, (ii) include assets acquired through the incurrence of debt, and (iii) exclude cash and any temporary investments in cash-equivalents, including U.S. government securities and other high-quality investment grade debt investments that mature in 12 months or less from the date of investment; provided, however, the Base Management Fee shall be calculated at an annual rate of 1.00% of the average value of the Company’s gross assets as of the end of the two most recently completed calendar quarters that exceeds the product of (A) 200% and (B) the average value of the Company’s net asset value at the end of the two most recently completed calendar quarters; provided, further, that the Adviser shall irrevocably waive its rights to receive any Base Management Fee for quarterly periods ending on or prior to the date of the closing of a Liquidity Event (as defined below).

The Base Management Fee will be payable quarterly in arrears. The Base Management Fee will be calculated based on the average value of the Company’s gross assets at the end of the two most recently completed fiscal quarters. The Base Management Fee will be appropriately adjusted for any share issuances or repurchases during such fiscal quarter, and the Base Management Fees for any partial month or quarter will be appropriately pro-rated.

For purposes of this Section 3(a):

“Liquidity Event” shall mean (i) an Exchange Listing (as defined below), (ii) a transaction or series of transactions, including, but not limited to, by way of merger, consolidation, share exchange (including by way of an optional exchange of the Company’s shares for shares of a publicly traded BDC), recapitalization, reorganization, or sale of securities, in each case for consideration of either cash and/or publicly listed securities, or (iii) the sale of all or substantially all of the company’s assets to, or other liquidity event with, another entity (it being understood that potential acquirers for purposes of clauses (ii) and (iii) could include counterparties, including but not limited to other business development companies, that are advised by the Adviser or its affiliates).

“Exchange Listing” shall mean shall mean a quotation or listing of the Company’s securities on a stock exchange, including through an initial public offering.

(b)    The Incentive Fee shall consist of two parts, as follows, provided that the Adviser shall irrevocably waive its rights to receive any Incentive Fee for quarterly periods ending on or prior to the date on which the value of the Company’s gross assets first exceeds $150,000,000:

(i)      One part will be calculated and payable quarterly in arrears based on the Pre-Incentive Fee net investment income for the preceding calendar quarter.  “Pre-Incentive Fee net investment income” means consolidated interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued by the Company during the calendar quarter, minus the Company’s consolidated operating expenses for the quarter (including the Base Management Fee (for the avoidance of doubt, net of any waiver), expenses payable under the Administration Agreement, and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash.  Pre-Incentive Fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.
 Pre-Incentive Fee net investment income, expressed as a rate of return on the value of the Company’s Net Assets (as defined below) at the end of the immediately preceding calendar quarter, will be compared to a “hurdle rate” of 1.50% per quarter (6% annualized). “Net Assets” as used herein solely for purposes of the Incentive Fee means the Company’s gross assets less consolidated indebtedness, determined in accordance with generally accepted accounting principles in the United States.

The Company’s net investment income used to calculate this part of the Incentive Fee is also included in the amount of its gross assets used to calculate the Base Management Fee.

The Company will pay the Adviser an Incentive Fee with respect to the Company’s Pre-Incentive Fee net investment income in each calendar quarter as follows:

(A)          With the exception of the Capital Gains Fee (as defined and discussed below), no Incentive Fee in any calendar quarter in which the Company’s Pre-Incentive Fee net investment income does not exceed the hurdle rate of 1.50%;

(B)    100% of the Company’s Pre-Incentive Fee net investment income with respect to that portion of such Pre-Incentive Fee net investment income, if any, that exceeds the hurdle rate but is less than 1.82% in any calendar quarter (7.28% annualized); and

(C)    17.5% of the amount of the Company’s Pre-Incentive Fee net investment income, if any, that exceeds 1.82% in any calendar quarter (7.28% annualized).

     These calculations will be appropriately pro rated for any period of less than three months and appropriately adjusted for any share issuances or repurchases during the current quarter.

(ii)     The second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement as set forth below), commencing with the calendar year ending on December 31, 2021, and is calculated at the end of each applicable year by subtracting (1) the sum of the Company’s cumulative aggregate realized capital losses and aggregate unrealized capital depreciation from (2) the Company’s cumulative aggregate realized capital gains, in each case calculated from inception.  If such amount is positive at the end of such year, then the Capital Gains Fee for such year is equal to 17.5% of such amount, less the aggregate amount of Capital Gains Fees paid in all prior years.  If such amount is negative, then there is no Capital Gains Fee for such year.  If this Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee.

For purposes of this Section 3(b)(ii):

The “cumulative aggregate realized capital gains” are calculated as the sum of the differences, if positive, between (a) the sales price of each investment in the Company’s portfolio when sold, net of any selling commissions or other selling expenses (the “net sales price”) and (b) the accreted or amortized cost basis of such investment when sold.

The “cumulative aggregate realized capital losses” are calculated as the sum of the amounts by which (a) the net sales price of each investment in the Company’s portfolio when sold is less than (b) the accreted or amortized cost basis of such investment when sold.

The “aggregate unrealized capital depreciation” is calculated as the sum of the differences, if negative, between (a) the valuation of each investment in the Company’s portfolio as of the applicable Capital Gains Fee calculation date and (b) the accreted or amortized cost basis of such investment as of the applicable Capital Gains Fee calculation date.

(iii)    Examples of the Incentive Fee calculation are attached hereto as Annex A. Such examples are included for illustrative purposes only and are not considered part of this Agreement.
(c)    Notwithstanding anything to the contrary contained in this Agreement, the Company and the Adviser acknowledge and agree that the provisions of this Section 3 shall be of no force and effect unless and until this Agreement has been approved by (i) the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of the Board and the vote of a majority of the Company’s Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, each in accordance with the requirements of the Investment Company Act (the “Approval Date”). For the avoidance of doubt, the Adviser shall receive no compensation with respect to services provided hereunder prior to the Approval Date.

4.Covenants of the Adviser.
The Adviser covenants that it will remain registered as an investment adviser under the Advisers Act so long as it is the investment adviser to the Company and the Company maintains its election to be regulated as a BDC under the Investment Company Act or otherwise is an investment company registered under the Investment Company Act. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.
5.Excess Brokerage Commissions.
The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.
6.Limitations on the Employment of the Adviser.
The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s ability to enter into sub-advisory agreements consistent with the requirements of this Agreement. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that trustees, officers, employees and shareholders of the Company are or may become interested in the Adviser and its affiliates, as directors, trustees, officers, employees, partners, shareholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, shareholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as shareholders or otherwise.
7.Responsibility of Dual Trustees, Officers and/or Employees.
If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a trustee, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.
8.Limitation of Liability of the Adviser; Indemnification.
(a)    The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its sole member) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its sole member and the Administrator, each of whom shall be deemed a third party beneficiary hereof) (each, individually, an “Indemnified Party” and collectively, the “Indemnified Parties”) and hold each of them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by any of them in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance in good faith of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. The Company’s indemnification of the Indemnified Parties shall, to the extent not in conflict with such insurance policy, be secondary to any and all payment to which any Indemnified Party is entitled from any relevant insurance policy issued to or for the benefit of the Company and its affiliates or any Indemnified Party. The Company’s indemnification of the Indemnified Parties shall also be secondary to any payment pursuant to any other indemnification obligation of any other relevant entity or person, including under any insurance policy issued to or for the benefit of such other entity or person, in all cases, to the extent not in conflict with the applicable other indemnification or insurance contract. In the event of payment by the Company under this Agreement and pursuant to its indemnification obligations, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of any Indemnified Party, including the rights of the Indemnified Parties under any insurance policies.
(b)    For any claims indemnified by the Company under Section 8(a) above, to the fullest extent permitted by law, the Company shall promptly pay expenses (including legal fees and expenses) incurred by any Indemnified Party in appearing at, participating in or defending any action, suit, claim, demand or proceeding in advance of the final disposition of such action, suit, claim, demand or proceeding, including appeals, within 30 days after receipt by the Company of a statement or statements from the Indemnified Party requesting such advance or advances from time to time.  Each Indemnified Parties hereby undertakes to repay any amounts advanced on its behalf (without interest) to the extent that it is ultimately determined that the Indemnified Party is not entitled under this Agreement to be indemnified by the Company.  Such undertaking shall be unsecured and accepted without reference to the financial ability of the Indemnified Parties to make repayment and without regard to the Indemnified Parties’ ultimate entitlement to indemnification under the other provisions of this Agreement. No other form of undertaking shall be required of the Indemnified Parties other than the execution of this Agreement.
(c)    Notwithstanding the above provisions of this Section 8, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).
9.Effectiveness, Duration and Termination of Agreement.
(a)This Agreement shall become effective as of the first date above written. The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as set forth in this Section 9, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 8 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.
(b)This Agreement shall continue in effect for two years from June 21, 2021 and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by the vote of the Board and by the vote of a majority of the Company’s Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.
(c)This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Company, or by the vote of the Company’s Trustees or by the Adviser.
(d)This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).
10.Notices.
Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.
11.Amendments.
This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.
12.Entire Agreement; Governing Law.
This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof, and in accordance with the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control. To the fullest extent permitted by the Investment Company Act and the Advisers Act, as amended, the sole and exclusive forum for any action, suit or proceeding with respect to this Agreement shall be a federal or state court located in the State of Delaware, and each party hereto, to the fullest extent permitted by law, hereby irrevocably waives any objection that it may have, whether now or in the future, to the laying of venue in, or to the jurisdiction of, any and each of such courts for the purposes of any such action, suit or proceeding and further waives any claim that any such action, suit or proceeding has been brought in an inconvenient forum, and each party hereto hereby submits to such jurisdiction and consents to process being served in any such action, suit or proceeding, without limitation, by United States mail addressed to the party at its principal office.
13.Disclaimer of Shareholder Liability.
The Adviser understands that the obligations of the Company under this Agreement are not binding upon any trustee or shareholder of the Company personally, but bind only the Company and the Company’s property. The Adviser represents that it has notice of the provisions of the Company’s declaration of trust (as may be amended and/or restated from time to time) disclaiming shareholder liability for acts or obligations of the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

CARLYLE SECURED LENDING III

By:    /s/ Linda Pace
Name:    Linda Pace
Title:    Chief Executive Officer

CSL III ADVISOR, LLC

By:    /s/ Joshua Lefkowitz
Name: Joshua Lefkowitz
Title:    Global Credit Chief Legal Officer
[Signature Page to Investment Advisory Agreement]

ANNEX A
EXAMPLES OF INCENTIVE FEE CALCULATION
The figures provided in the following examples are hypothetical, are presented for illustrative purposes only and are not indicative of actual expenses or returns.
Example 1: Income Related Portion of Incentive Fee (*):
General Assumptions
Hurdle rate(1) = 1.50%.
Other expenses (legal, accounting, custodian, transfer agent, etc.)(2) = 0.20%.
The incentive fee calculated below is for a quarterly period following the date on which the value of the Company’s gross assets has first exceeded $150,000,000.(3)

Alternative 1 - Additional Assumption
Investment income (including interest, dividends, fees, etc.) = 1.25%.

Prior to a Liquidity Event:
Management fee(4): None
Pre-incentive fee net investment income
(investment income – (management fee + other expenses)) = 1.050%.
Pre-incentive net investment income does not exceed hurdle rate, therefore there is no incentive fee.

Following a Liquidity Event:
Management fee(5) = 0.375%.
Pre-incentive fee net investment income
(investment income – (management fee + other expenses)) = 0.675%.
Pre-incentive net investment income does not exceed hurdle rate, therefore there is no incentive fee.

Alternative 2 - Additional Assumption
Investment income (including interest, dividends, fees, etc.) = 2.30%.

Prior to a Liquidity Event:
Management fee(4): None
Pre-incentive fee net investment income
(investment income – (management fee + other expenses)) = 2.100%.
Incentive fee = 17.5% × pre-incentive fee net investment income, subject to the “catch-up”(6)
Incentive fee = 100% × “catch-up” + (17.5% × (pre-incentive fee net investment income – 1.82%)).
Catch-up = 1.82% – 1.50% = 0.32%
Incentive fee = (100% × 0.32%) + (17.5% × (2.100% – 1.82%))
= 0.320% + (17.5% × 0.280%)
= 0.320% + 0.049%
= 0.369%.

Following a Liquidity Event:
Management fee(5) = 0.375%.
Pre-incentive fee net investment income
(investment income – (management fee + other expenses)) = 1.725%.

Incentive fee = 17.5% × pre-incentive fee net investment income, subject to the “catch-up”(6)
= 100% x (1.725%-1.50%)
= 0.225%.

Alternative 3 - Additional Assumption
Investment income (including interest, dividends, fees, etc.) = 4.00%.

Prior to a Liquidity Event:
Management fee(4): None
Pre-incentive fee net investment income
(investment income – (management fee + other expenses)) = 3.800%.
Incentive fee = 17.5% × pre-incentive fee net investment income, subject to the “catch-up”(6)
Incentive fee = 100% × “catch-up” + (17.5% × (pre-incentive fee net investment income – 1.82%)).
Catch-up = 1.82% – 1.50% = 0.32%
Incentive fee = (100% × 0.32%) + (17.5% × (3.800% – 1.82%))
= 0.320% + (17.5% × 1.980%)
= 0.320% + 0.3465%
= 0.667%.

Following a Liquidity Event:
Management fee(7) = 0.333%.
Pre-incentive fee net investment income
(investment income – (management fee + other expenses)) = 3.467%.
Incentive fee = 17.5% × pre-incentive fee net investment income, subject to “catch-up”(6)
Incentive fee = 100% × “catch-up” + (17.5% × (pre-incentive fee net investment income – 1.82%)).
Catch-up = 1.82% – 1.50%. = 0.32%
Incentive fee = (100% × 0.32%) + (17.5% × (3.467% – 1.82%))
= 0.320% + (17.5% × 1.647%)
= 0.320% + 0.288%
= 0.608%.
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Notes:
(*)     The hypothetical amount of pre-Incentive Fee net investment income shown is expressed as a rate of return on the value of the Company’s total Net Assets.
(1)    Represents 6.00% annualized hurdle rate.
(2)     Excludes organizational and offering expenses.
(3)    The Adviser shall irrevocably waive its rights to receive any Incentive Fee for quarterly periods ending on or prior to the date on which the value of the Company’s gross assets first exceeds $150,000,000.
(4)    The Adviser shall irrevocably waive its rights to receive any Base Management Fee for quarterly periods ending on or prior to the date of the closing of a Liquidity Event.
(5)    Represents 1.50% annualized Base Management Fee using leverage up to 1.0x debt to equity.
(6)    The “catch-up” provision, as described in Section 3(b)(i)(A)-(C) above, is intended to provide the Adviser with an Incentive Fee of approximately 17.5% on all of the Company’s pre-Incentive Fee net investment income as if a hurdle rate did not apply when the Company’s net investment income exceeds 1.82% in any calendar quarter. The “catch-up” portion of our pre-incentive fee net investment income is the portion that exceeds the 1.5% hurdle rate but is less than or equal to approximately 1.82% (that is, 1.5% divided by (1 – 0.175)) in any calendar quarter.
(7)    Represents a blended 1.33% annualized Base Management Fee using leverage of 2.0x debt to equity, which represents 1.50% annualized Base Management Fee on assets financed using leverage up to 1.0x debt to equity and 1.00% annualized Base Management Fee on assets financed using leverage in excess of 1.0x debt to equity.

Example 2: Capital Gains Portion of Incentive Fee:
Alternative 1 - Assumptions
•Year 1: $20 million investment made in Company A (“Investment A”), and $30 million investment made in Company B (“Investment B”).

•Year 2: Investment A sold for $50 million and fair market value (“FMV”) of Investment B determined to be $32 million.

•Year 3: FMV of Investment B determined to be $25 million.

•Year 4: Investment B sold for $31 million.

The capital gains portion of the incentive fee, if any, would be:

•Year 1: None.

•Year 2: $5.25 million capital gains incentive fee, calculated as follows:
$30 million realized capital gains on sale of Investment A multiplied by 17.5%.

•Year 3: None, calculated as follows: (8)
$4.375 million cumulative fee (17.5% multiplied by $25 million ($30 million cumulative capital gains less $5 million cumulative unrealized capital depreciation)) less $5.25 million (previous capital gains fee paid in Year 2).

•Year 4: $175,000 capital gains incentive fee, calculated as follows:
$5.425 million cumulative fee ($31 million cumulative realized capital gains ($30 million from Investment A and $1 million from Investment B) multiplied by 17.5%) less $5.25 million (previous capital gains fee paid in Year 2).

Alternative 2 - Assumptions
•Year 1: $20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”).

•Year 2: Investment A sold for $50 million, FMV of Investment B determined to be $25 million and FMV of Investment C determined to be $25 million.

•Year 3: FMV of Investment B determined to be $27 million and Investment C sold for $30 million.

•Year 4: FMV of Investment B determined to be $35 million.

•Year 5: Investment B sold for $20 million.

The capital gains portion of the incentive fee, if any, would be:

•Year 1: None.

•Year 2: $4.375 million capital gains incentive fee, calculated as follows:
17.5% multiplied by $25 million ($30 million realized capital gains on sale of Investment A less                 $5 million unrealized capital depreciation on Investment B).

•Year 3: $1.225 million capital gains incentive fee, calculated as follows:
$5.6 million cumulative fee (17.5% multiplied by $32 million ($35 million cumulative realized capital gains less $3 million cumulative unrealized capital depreciation)) less $4.375 million (previous capital gains fee paid in Year 2)

•Year 4: $525,000 capital gains incentive fee, calculated as follows:
$6.125 million cumulative fee (17.5% multiplied by $35 million cumulative realized capital gains) less $5.6 million (previous cumulative capital gains fee paid in Year 2 and Year 3)

•Year 5: None
$4.375 million cumulative fee (17.5% multiplied by $25 million ($35 million cumulative realized capital gains less $10 million realized capital losses)) less $6.125 million (previous cumulative capital gains fee paid in Years 2, 3 and 4).

________________
Note:
(8)     If this Agreement is terminated on a date other than December 31 of any year, the Company may pay aggregate Capital Gains Fees that are more than the amount of such fees that would have been payable if this Agreement had been terminated on December 31 of such year. This would occur if the FMV of an investment declined between the time this Agreement was terminated and December 31.

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